Exhibit 5.1

September 17, 2010

Pro-Pharmaceuticals, Inc.

7	Wells Avenue

Newton, Massachusetts 02458

Ladies and Gentlemen:

We have acted as counsel for Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”), relating to the offering of up to 52,254,130 shares (the “Resale Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”). All of the Resale Shares are being registered on behalf of stockholders of the Company.

The Resale Shares are comprised of:

(i) 250,000 shares of Common Stock (the “2008 Warrant Shares”) issuable upon exercise of warrants sold in connection with the Company’s private placement of its Series A 12% Convertible Preferred Stock completed in February 2008;

(ii) 3,600,000 and 8,400,000 shares of Common Stock (collectively, the “Conversion Shares”) issuable without additional consideration upon conversion of, respectively, the Company’s Series B-1 Convertible Preferred Stock (“Series B-1 Preferred”) and Series B-2 Convertible Preferred Stock (“Series B-2 Preferred,” and collectively with the Series B-1 Preferred, the “Series B Preferred”) that the Company sold in a private placement closed in February 2009 (the “2009 Private Placement”) and which are designated in the Company’s Certificate of Designation of the Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock filed with the Nevada Secretary of State (the “Designation Certificate”);

(iii) 4,004,130 shares of Common Stock (the “Dividend Shares”) that have been issued as of the date hereof or that the Company expects it will issue through the first quarter of 2012 as stock dividends on the shares of Series B-1 Preferred and Series B-2 Preferred in accordance with the Designation Certificate; and

(iv) 6,000,000 shares, 6,000,000 shares and 24,000,000 shares of Common Stock (collectively, the “2009 Warrant Shares”) that are issuable upon exercise of, respectively, the Series A-1 Warrants, Series A-2 Warrants and Series B Warrants that the Company issued and sold in the 2009 Private Placement.

As counsel to the Company, in connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that:

1. The Resale Shares have been duly authorized;

2. The Conversion Shares and Dividend Shares as and when issued in accordance with the Designation Certificate will be validly issued, fully paid and non-assessable; and

3. The 2008 Warrant Shares and 2009 Warrant Shares to be issued upon the exercise of the warrants to which they relate have been duly authorized and, when issued upon exercise in accordance with the terms of the applicable warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/	McCarter & English LLP
McCarter & English LLP